REVOLVING CREDIT AGREEMENT

                      DATED DECEMBER 4, 1996

                              among

                       WDN PROPERTIES, LTD.

                               and

                THE FIRST NATIONAL BANK OF BOSTON,

                      THE OTHER BANKS WHICH
                  ARE A PARTY TO THIS AGREEMENT,

                               and

                 THE OTHER BANKS WHICH MAY BECOME
                    PARTIES TO THIS AGREEMENT

                               and

                THE FIRST NATIONAL BANK OF BOSTON,
                             AS AGENT



                    REVOLVING CREDIT AGREEMENT


    THIS REVOLVING CREDIT AGREEMENT is made the 4th day of December, 1996 by and among WDN PROPERTIES, LTD. (the "Borrower"), a Texas limited partnership having its principal place of business at One Lincoln Center, 5400 LBJ Freeway, Suite 400, LB45, Dallas, Texas 75240, THE FIRST NATIONAL BANK OF BOSTON, BANK OF MONTREAL, CHICAGO BRANCH, DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES, SIGNET BANK, and the other lending institutions which may become parties hereto pursuant to Section 18 (the "Banks"), and THE FIRST NATIONAL BANK OF BOSTON, as Agent for the Banks (the "Agent").

                            RECITALS.

    WHEREAS, Borrower has requested that the Banks provide a revolving credit facility to Borrower; and

    WHEREAS, Agent and the Banks are willing to provide such facility to Borrower upon the terms and conditions set forth herein;

    NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

    Section 1.  DEFINITIONS AND RULES OF INTERPRETATION.

    Section 1.1. Definitions. The following terms shall have the meanings set forth in this Section l or elsewhere in the provisions of this Agreement referred to below:

    Additional Guarantor.  See Section 7.19.

    Agent. The First National Bank of Boston acting as agent for the Banks, its successors and assigns.

    Agent's Head Office.  The Agent's head office located at 100
Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Banks.

    Agent's Special Counsel. Long, Aldridge & Norman or such other counsel as may be approved by the Agent.

    Agreement.  This Revolving Credit Agreement, including the
Schedules and Exhibits hereto.

    Agreement Regarding Fees. The Agreement Regarding Fees dated of even date herewith between the Borrower and FNBB.

    Applicable Margin. On any date that the Implied Rating issued from time to time by the Rating Agency for Walden is an Investment Grade Rating, the applicable margin set forth below based on the Implied Rating issued by the Rating Agency and the type of the Loan:

    Rating         Base Rate Loans        LIBOR Rate Loans

  BBB+ or better        0%                  1.25%

  BBB                 0.25%                    1.30%

  BBB-                0.50%                    1.40%

In the event that the Rating Agency issues an Implied Rating for Walden that is an Investment Grade Rating, or in the event of any change in an Implied Rating of Walden by the Rating Agency, or if Walden's Implied Rating, after having obtained an Investment Grade Rating, shall cease at any time to be an Investment Grade Rating by the Rating Agency (but subject to the provisions within the definition of the term "Investment Grade Rating"), such change shall effect a change in the Applicable Margin on the first Business Day after the Rating Notice Date.

    On any date that the Implied Rating for Walden is not an Investment Grade Rating or Walden has not obtained an Investment Grade Rating from the Rating Agency, the Applicable Margin shall be as set forth below based on the ratio of the Consolidated Total Liabilities of Walden to the Consolidated Total Assets of Walden:

       Ratio            Base Rate Loans        LIBOR Rate Loans

    Less than 50%            0.75%                    1.50%
    50% or greater           0.75%                    1.60%

In the event that the Applicable Margin is at any time to be determined based upon the ratio of Walden's Consolidated Total Liabilities to Consolidated Total Assets, the Applicable Margin shall be determined as if such ratio was 50% or greater until five
(5) Business Days following the delivery by Walden to Agent of such evidence as the Agent may require (including without limitation, the delivery of the Compliance Certificate to the Agent) that such ratio is less than fifty percent (50%). In the event of any change in such ratio that would cause the Applicable Margin to increase, the Borrower shall notify the Agent within five (5) Business Days of such event, and regardless of whether Agent has received notice of such event, such event shall effect a change in the Applicable Margin on the first to occur of (a) the first Business Day after the delivery of such notice to Agent of such event or (b) six (6) Business Days following the increase of such ratio to fifty (50%) percent or greater.

    Asset Value. The purchase price of Real Estate (including improvements and related fixtures, personal property and intangibles) and ordinary related purchase transaction costs without deduction for depreciation, or if the Real Estate has been developed by such Person, the completed construction costs determined in accordance with generally accepted accounting principles without deduction for depreciation. If the Real Estate is purchased as a part of a group of properties, the Asset Value shall be calculated based upon a reasonable allocation by such Person of the aggregate purchase price among all Real Estate purchased in such transaction.

    Balance Sheet Date.  September 30, 1996.

    Banks. FNBB, the other lending institutions party to this Agreement, and any other Person who becomes an assignee of any rights of a Bank pursuant to Section 18 (but not including any Participant, as defined in Section 18).

    Base Rate. The annual rate of interest announced from time to time by Agent at Agent's Head Office as its "base rate". Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

    Base Rate Loans. Those Loans bearing interest calculated by reference to the Base Rate.

    Borrower.  As defined in the preamble hereto.

    Borrowing Base. The Borrowing Base shall be the amount which is the lesser of (a) the maximum amount which, when added to the total outstanding balance of all unsecured Indebtedness of Walden and its Subsidiaries (including the Loans), would not exceed fifty percent (50%) of the aggregate Asset Value of the Unencumbered Operating Properties, and (b) the maximum amount which, when added to the total outstanding balance of all unsecured Indebtedness of Walden and its Subsidiaries (including the Loans) would not exceed the Debt Service Coverage Amount for the Unencumbered Operating Properties.

    Business Day. Any day on which banking institutions located in the same city and State as Agent's Head Office are located and are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

    Capital Improvement Reserve. For any period, an amount equal to $200 per annum multiplied by the average total number of apartment units owned by Walden and its Subsidiaries during such period; provided, however, that at any time that Walden capitalizes the cost of carpeting in its financial reporting, such reserve shall be increased to $290 per unit per annum.

    Capitalized Lease. A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

    CERCLA.  See Section 6.17(a).

    Closing Date. The first date on which all of the conditions set forth in Section 10 and Section 11 have been satisfied.

    Code.  The Internal Revenue Code of 1986, as amended.

    Commitment.  With respect to each Bank, the amount set forth on
Schedule 1 hereto as the amount of such Bank's Commitment to make or maintain Loans (other than Swing Loans) to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

    Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

    Compliance Certificate.  See Section 7.4(e).

    Consolidated or combined. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, consolidated or combined in accordance with generally accepted accounting principles.

    Consolidated Operating Cash Flow. With respect to any period of a Person, an amount equal to the Operating Cash Flow of such Person and its Subsidiaries for such period consolidated in accordance with generally accepted accounting principles.

    Consolidated Total Assets. All assets of a Person and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that all real estate assets shall be valued on an undepreciated cost basis. The assets of a Person and its Subsidiaries on the consolidated financial statements of such Person and its Subsidiaries shall be adjusted to reflect such Person's allocable share of such asset, for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item derived from assets directly owned by such Person and from assets owned by its Subsidiaries, and (b) such Person's respective ownership interest in its Subsidiaries.

    Consolidated Total Liabilities. All liabilities of a Person and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and all Indebtedness of such Person and its Subsidiaries, whether or not so classified. In the event that a Person has an ownership or other equity interest in any other Person, which investment is not consolidated in accordance with generally accepted accounting principles (that is, such interest is a "minority interest"), then the liabilities of a Person and its Subsidiaries shall include such Person's or its Subsidiaries' allocable share of all indebtedness of such Person in which a minority interest is owned based on such Person's respective ownership interest in such other Person.

    Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with
Section 4.1.

    Debt Offering. The issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or such Guarantor.

    Debt Service. For any period, the sum of all interest (including capitalized interest) and mandatory or scheduled principal payments due and payable during such period excluding any balloon payments due upon maturity of any indebtedness.

    Debt Service Coverage Amount. At any time determined by Agent, an amount equal to the maximum principal loan amount which, when bearing interest at a rate per annum equal to the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two percent (2.0%) and payable based on a twenty-five year mortgage style amortization schedule (expressed as a mortgage constant percentage), could be paid by the monthly principal and interest payment amount resulting from dividing (x) the quotient obtained by dividing an amount equal to (i) the sum of the aggregate Operating Cash Flow from the Unencumbered Operating Properties for the preceding four fiscal quarters, minus the Capital Improvement Reserve, by (ii) 2.00, by (y) 12. An example of the calculation of the Debt Service Coverage Amount is set forth in Schedule 2 attached hereto. In the event that the Borrower shall have owned a property within the Unencumbered Operating Properties for less than four consecutive fiscal quarters, then for the purposes of performing such calculation, the Operating Cash Flow with respect to such property shall be annualized in such manner as the Majority Banks shall reasonably determine.

    Default.  See Section 12.1.

    Distribution. With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any shares of any class of stock or other beneficial interest of a Person, other than dividends or distributions payable solely in equity securities of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of stock or other beneficial interest of a Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders or partners as such; or any other distribution on or in respect of any shares of any class of stock or other beneficial interest of a Person.

    Dollars or $. Dollars in lawful currency of the United States of America.

    Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

    Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted or combined in accordance with Section
4.1.

    Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by Walden or any ERISA Affiliate, other than a Multiemployer Plan.

    Environmental Laws.  See Section 6.17(a).

    Equity Offering. The issuance and sale by the Borrower or any Guarantor of any equity securities of the Borrower or such Guarantor.

    ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and any rules and regulations promulgated pursuant thereto.

    ERISA Affiliate. Any Person which is treated as a single employer with Walden under Section 414 of the Code.

    ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

    Event of Default.  See Section 12.1.

    FNBB.  The First National Bank of Boston.

    Funds from Operations. With respect to any Person for any fiscal period, the Net Income (or Deficit) of such Person computed in accordance with generally accepted accounting principles, excluding financing costs and gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and other non-cash items.

    General Partners. Collectively, Walden, as the general partner of the Borrower, Walden Operating, Inc., as the general partner of WROP, and any general partner of an Additional Guarantor.

    generally accepted accounting principles.  Principles that are
(a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

    Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by Walden or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

    Guarantors. Collectively, Walden, WROP, WDN Properties, Inc. and each Additional Guarantor.

    Guaranty. Collectively, the Unconditional Guaranty of Payment and Performance dated of even date herewith made by the Guarantors in favor of Agent and the Banks, and each Unconditional Guaranty of Payment and Performance made by each Additional Guarantor in favor of Agent and the Banks, as the same may be modified or amended, such Guaranty to be in form and substance satisfactory to the Agent.

    Hazardous Substances.  See Section 6.17(b).

    Implied Rating. With respect to a Person, the most recent rating issued from time to time by the Rating Agency as is applicable to such Person's senior unsecured long-term debt, or if no such senior unsecured long-term debt is outstanding, then the most recent rating issued from time to time by the Rating Agency as would hypothetically be applicable to such Person's senior unsecured long-term debt (i.e., an implied rating).

    Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect
(including, without limitation, any obligations evidenced by bonds, debentures, notes or similar debt instruments and all subordinated debt); (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all obligations to purchase under agreements to acquire, or otherwise to contribute money with respect to, properties under "development" within the meaning of
Section 8.9; and (f) a Person's pro rata share of any of the above-described obligations of its unconsolidated affiliates.
Notwithstanding the foregoing, in the event that a Person has incurred Indebtedness with respect to which another Person included within the consolidated financial statements of the first Person is also liable (by reason of a guaranty or otherwise), such Indebtedness shall only be counted once for the purposes of such consolidated financial statements.

    Interest Payment Date. As to each Loan, the first day of each calendar month during the term of such Loan, and with respect to each LIBOR Rate Loan, the last day of the Interest Period relating thereto.

    Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending one, two, three, six or twelve months thereafter, and
(b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

       (i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next preceding or succeeding LIBOR Business Day as determined conclusively by the Reference Bank in accordance with the then current bank practice in the applicable LIBOR interbank market;

       (ii) if the Borrower shall fail to give notice as provided in
    Section 4.1, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto; and

       (iii) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

    Investment Grade Rating. With respect to any Person, an Implied Rating equal to or more favorable than BBB- with respect to a rating issued by the Rating Agency. If, at any time after a Person obtains an Investment Grade Rating, (a) no Implied Rating for such Person's senior unsecured long-term debt shall have been issued or confirmed in writing by the Rating Agency within the previous 365 days, or (b) the rating system of the Rating Agency (as opposed to the rating of a Person) shall change, or (c) the Rating Agency shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to amend the reference to the specific ratings in this definition for the determination of the Investment Grade Rating, and pending such amendment, the applicable rating in effect as of the date the event described in this paragraph occurred shall continue to apply.

    Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term "Investment" shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

    LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in the London interbank market.

    LIBOR Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining
LIBOR Rate Loans.

    LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate per annum as determined by the Reference Bank's
LIBOR Lending Office to be the rate (rounded upwards to the nearest 1/16 of one percent) at which Dollar deposits are offered to prime banks by such banks in the London Interbank Market as are selected in good faith by the Reference Bank at approximately 11:00 a.m. London time two LIBOR Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest
Period for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Rate Loan to which such Interest Period applies.

    LIBOR Rate Loans. Loans bearing interest calculated by reference to a LIBOR Rate.

    Liens.  See Section 8.2.

    Loan Documents. This Agreement, the Notes, the Guaranty and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantor in connection with the Loans.

    Loan Request.  See Section 2.6.

    Loans. The aggregate Loans (including Swing Loans) to be made by the Banks hereunder.

    Majority Banks. As of any date, the Bank or Banks whose aggregate Commitment Percentage is equal to or greater than the required percentage, as determined by the Banks, required to approve such matter, as disclosed by the Agent to the Borrower from time to time.

    Maturity Date. February 8, 1999, as the same may be extended as provided in Section 2.8, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

    Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by Walden or any ERISA Affiliate.

    Net Income (or Deficit). With respect to any Person (or any asset of any Person) for any fiscal period, the net income (or deficit) of such Person (or attributable to such asset), after deduction of all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles.

    Non-Recourse Indebtedness. Indebtedness for borrowed money of a Person which is secured by one or more parcels of Real Estate and related personal property or interests therein and is not a general obligation of such Person, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, the personal property related thereto and the leases, rents and profits relating thereto specifically pledged as security for such Indebtedness.

    Notes.  Collectively the Revolving Credit Notes and the Swing
Loan Note.

    Notice.  See Section 19.

    Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Banks and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

    Operating Cash Flow. With respect to any Person (or any asset of any Person) for any period, an amount equal to the sum of (a) the Net Income of such Person (or attributable to such asset) for such period plus (b) depreciation and amortization, interest expense, and any extraordinary or non-recurring losses deducted in calculating such Net Income minus (c) any extraordinary or nonrecurring gains included in calculating such Net Income all as determined in accordance with generally accepted accounting principles.

    Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

    PBGC.  The Pension Benefit Guaranty Corporation created by
Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

    Permitted Liens. Liens, security interests and other encumbrances permitted by Section 8.2.

    Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

    Preferred Distributions. For any period, the amount of any and all Distributions due and payable to the holders of any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in Walden or any of its Subsidiaries that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.

    Prospectus. The 10K of Walden dated December 31, 1995 and filed with the SEC.

    Rating Agency.  Standard & Poor's Corporation.

    Rating Notice.  See Section 7.4(j).

    Rating Notice Date. The earlier of (a) the date a Rating Notice is received by the Agent, or (b) the date the Agent, having received actual notice of a change by the Rating Agency of its Implied Rating, sends notice to the Borrower of such change, provided that nothing contained herein shall imply any obligation of the Agent to monitor such rating changes.

    Real Estate. All real property at any time owned or leased (as lessee or sublessee) by Walden, the Borrower or any of their respective Subsidiaries, unless the context limits such reference to Real Estate owned by a particular Person.

    Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

    Reference Bank. Agent.

    Register.  See Section 18.2.

    REIT Status. With respect to Walden, its status as a real estate investment trust as defined in Section 856(a) of the Code.

    Release.  See Section 6.17(c)(iii).

    Revolving Credit Notes.  See Section 2.4.

    SEC.  The federal Securities and Exchange Commission.

    Shareholder's Equity. At any date, the total consolidated shareholder's equity of Walden and its Subsidiaries (including minority interest), determined in accordance with generally accepted accounting principles.

    Short-term Investments. Investments described in subsections (a) through (g), inclusive, of Section 8.3. For all purposes of this Agreement and the other Loan Documents, the value of Eligible
Short-term Investments at any time shall be the current market value thereof determined in a manner reasonably satisfactory to the Agent.

    State.  A state of the United States of America.

    Swing Loan.  See Section 2.4A.

    Swing Loan Bank.  FNBB, in its capacity as Swing Loan Bank.

    Swing Loan Commitment. The sum of $10,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

    Swing Loan Note.  See Section 2.4A.

    Subsidiary. Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding Voting Interests, and any other entity the accounts of which are consolidated with the accounts of the designated parent.

    Test Period.  See Section 9.2.

    Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

    Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR
Rate Loan.

    Unencumbered Operating Properties.  Unencumbered Operating
Properties shall mean Real Estate which is owned one hundred percent (100%) in fee simple by the Borrower or Walden which satisfies all of the following conditions:

    (a) each of the Unencumbered Operating Properties shall be free and clear of all Liens other than the Liens permitted in Section
8.2(i), (iii) and (v);

    (b) to the best of the Borrower's and Walden's knowledge and belief, none of the Unencumbered Operating Properties shall have any material title, survey, environmental or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property; and

    (c) each of the Unencumbered Operating Properties shall consist solely of Real Estate (i) which is an income producing operating property utilized principally for multifamily housing, (ii) which is fully operational, and (iii) with respect to which valid certificates of occupancy or the equivalent for all buildings thereon have been issued and are in full force and effect.

Notwithstanding anything herein to the contrary, Unencumbered Operating Properties having an Asset Value of not more than twenty percent (20.0%) of the total Asset Value of the Unencumbered Operating Properties may be owned by WROP or by an Additional Guarantor; provided, that each such property shall otherwise satisfy the foregoing conditions applicable to Unencumbered Operating Properties, each and every covenant contained in, and each and every warranty and representation made in, this Agreement with respect to Real Estate shall be complied with and be true and correct, as applicable, with respect to such Real Estate owned by WROP or such Additional Guarantor, and as and when the Borrower or Walden shall acquire any additional Real Estate which satisfies the requirements in this Agreement for an Unencumbered Operating Property, the Borrower shall promptly substitute such Real Estate for any Unencumbered Operating Properties which are owned by WROP or such Additional Guarantor.

    Voting Interests. Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.

    Walden. Walden Residential Properties, Inc., a Maryland corporation having its principal place of business at One Lincoln
Center, 5400 LBJ Freeway, Suite 400, LB45, Dallas, Texas 75420.

    Walden Operating, Inc. Walden Operating, Inc., a Delaware corporation having its principal place of business at One Lincoln
Center, 5400 LBJ Freeway, Suite 400, LB45, Dallas, Texas 75240.

    WDN Properties, Inc. WDN Properties, Inc., a New York corporation having its principal place of business at 80 Business
Park Drive, Suite 309, Armonk, New York 10504.

    WROP. Walden Residential Operating Partnership, L.P., a Georgia limited partnership having its principal place of business at One
Lincoln Center, 5400 LBJ Freeway, Suite 400, LB45, Dallas, Texas
75240.

    Section 1.2.  Rules of Interpretation.

       (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

       (b) The singular includes the plural and the plural includes the singular.

       (c) A reference to any law includes any amendment or modification to such law.

       (d) A reference to any Person includes its permitted successors and permitted assigns.

       (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

       (f) The words "include", "includes" and "including" are not limiting.

       (g) The words "approval" and "approved", as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

       (h) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein.

       (i) Reference to a particular "Section ", refers to that section of this Agreement unless otherwise indicated.

       (j) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

    Section 2.  THE REVOLVING CREDIT FACILITY

    Section 2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower for the purposes set forth in Section 7.11 up to the lesser of (a) a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment and (b) such Bank's Commitment Percentage of the Borrowing Base, provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment. The Loans (other than Swing Loans) shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 10 and Section 11, in the case of the initial Loan, and Section 11, in the case of all other Loans, have been satisfied on the date of such request. No Bank shall have any obligation to make Loans to the Borrower in the maximum aggregate principal amount outstanding of more than the principal face amount of its Note.

    Section 2.2. Facility Fee. The Borrower agrees to pay to the Agent for the account of the Banks in accordance with their respective Commitment Percentages a facility fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Loans during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility fee shall be calculated based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Loans during such quarter to (b) the Total Commitment as follows:

       Ratio of Outstanding Principal
       Balance to Total Commitment        Rate

       33.33% or less                     0.25%
       Greater than 33.33% but not
       more than 66.67%                   0.20%
       Greater than 66.67%                0.15%

The facility fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in
Section 2.3, with a final payment on the Maturity Date.

    Section 2.3. Reduction and Termination of Commitment. The Borrower shall have the right at any time and from time to time upon five Business Days' prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment be reduced to an amount less than $50,000,000.00) or to terminate entirely the unborrowed portion of the Commitments, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty (unless such termination or reduction requires repayment of a LIBOR Rate
Loan); provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the Outstanding Loans would exceed the Commitments of the Banks as so terminated or reduced. In the event that as a result of the reduction or termination of the Commitments, the Commitment of the Swing Loan Bank shall be reduced to an amount less than the Swing Loan Commitment, the Swing Loan Commitment shall automatically and without further action of the parties be reduced to an equal amount. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any facility fee under Section 2.2 then accrued on the amount of the reduction. No reduction or termination of the Commitment or Swing Loan Commitment may be reinstated.

    Section 2.4. Notes. The Loans (other than Swing Loans) shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the "Revolving Credit Notes"), dated the date of this Agreement and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in the principal face amount equal to such Bank's Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan (other than Swing Loans) or at the time of receipt of any payment of principal thereof, an appropriate notation on such Bank's Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans (other than Swing Loans) set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

    Section 2.4A  Swing Loan Commitments.

       (a) Subject to the terms and conditions set forth in this Agreement, and if necessary to meet the Borrower's funding deadlines, Swing Loan Bank agrees to lend to the Borrower (the "Swing Loans"), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is seven (7) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Bank given in accordance with this Section 2.4A, such sums as are requested by the Borrower for the purposes set forth in Section 7.11 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that at no time shall the aggregate principal balance of Swing Loans then outstanding, when added to the Swing Loan Bank's Commitment Percentage of all other Outstanding Loans (after giving effect to all amounts requested), exceed the lesser of (i) such Bank's Commitment and (ii) such Bank's Commitment Percentage of the Borrowing Base, provided, further, that in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment. Swing Loans shall constitute "Loans" for all purposes hereunder, but shall not be considered the utilization of a Bank's Commitment. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 10 and Section 11, in the case of the initial Swing Loan, and Section 11, in the case of all other Swing Loans, have been satisfied on the date of such funding.

       (b) The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the "Swing Loan Note"), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Bank in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Bank to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Bank's Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Bank's Record shall be prima facia evidence of the principal amount thereof owing and unpaid to the Swing Loan Bank, but the failure to record, or any error in so recording, any such amount on the Swing Loan Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

       (c) Each borrowing of Swing Loan shall be subject to the limits for Base Rate Loans and LIBOR Rate Loans set forth in
Section 2.6. Borrower shall request a Swing Loan by delivering to the Swing Loan Bank a Loan Request no later than 9:00 a.m. (Boston time) on the requested Drawdown Date specifying the amount of the requested Swing Loan. The Loan Request shall also contain the statements and certifications required by Section 2.6(i) and (ii). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall either be a Base Rate Loan or a LIBOR Rate Loan having an Interest Period of one month, and in the event that the Borrower fails to specify whether it has selected a Base Rate Loan or a LIBOR Rate Loan, the Borrower shall be deemed conclusively to have selected a LIBOR Rate Loan with an Interest Period of one month. Notwithstanding the foregoing, upon the date that the Banks shall be required to fund the Loans pursuant to
Section 2.4A(d) to refund such Swing Loan, the interest rate shall be reset to a LIBOR Rate Loan with an Interest Period as specified in the Loan Request given by the Borrower to the Agent in connection with such Swing Loan, or if no Interest Period is specified, then as a Base Rate Loan. The proceeds of the Swing Loan will be made available by the Swing Loan Bank to the Borrower at the Agent's Head Office by crediting the account of the Borrower at such office with such proceeds.

       (d) The Swing Loan Bank shall within three (3) Business Days after the Drawdown Date with respect to such Swing Loan, request each Bank, including the Swing Loan Bank, to make a Loan pursuant to Section 2.1 in an amount equal to such Bank's Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. Borrower hereby irrevocably authorizes and directs the Swing Loan Bank to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Bank pursuant to this Section 2.4A(d) shall be considered a Loan pursuant to Section 2.1. Unless any of the events described in paragraph (h), (i) or (j) of Section 12.1 shall have occurred
(in which event the procedures of Section 2.4A(e) shall apply), each Bank shall make the proceeds of its Loan available to the Swing Loan Bank for the account of the Swing Loan Bank at the Agent's Head Office prior to 12:00 noon (Boston time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Banks were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Loan shall be immediately applied to repay the Swing Loans.

       (e) If prior to the making of a Loan pursuant to Section 2.4A(d) by all of the Banks, one of the events described in
Section 12.1(h), (i) or (j) shall have occurred, each Bank will, on the date such Loan pursuant to Section 2.4A(d) was to have been made, purchase an undivided participating interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Bank will immediately transfer to the Swing Loan Bank in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Bank will deliver to such Bank a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

       (f) Whenever at any time after the Swing Loan Bank has received from any Bank such Bank's participating interest in a Swing Loan, the Swing Loan Bank receives any payment on account thereof, the Swing Loan Bank will distribute to such Bank its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Bank is required to be returned, such Bank will return to the Swing Loan Bank any portion thereof previously distributed by the Swing Loan Bank to it.

       (g)  Each Bank's obligation to fund a Loan as provided in
Section 2.4A(d) or to purchase participating interests pursuant to
Section 2.4A(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation,
(i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrower or Guarantors may have against the Swing Loan Bank, the Borrower or Guarantors or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or Guarantors or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or Guarantors or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Swing Loan Bank as a Loan which was not funded by the non-purchasing Bank as contemplated by Section 2.7 and Section
12.4. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Loan made by each Bank under its Commitment.

    Section 2.5.  Interest on Loans

       (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Applicable Margin plus the Base Rate.

       (b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate determined for such Interest Period.

       (c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto. In the event that any additional interest becomes due and payable for any period with respect to a Loan as a result of the Applicable Margin being determined based on the ratio of Walden's Consolidated Total Liabilities to Consolidated Total Assets or any change in such ratio, and the interest for such period has previously been paid by the Borrower, the Borrower shall pay to the Agent for the account of the Banks the amount of such increase within ten (10) days of demand.

       (d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in Section 4.1.

    Section 2.6. Requests for Loans. Except with respect to the initial Loan on the Closing Date and Swing Loans, the Borrower
(a) shall notify the Agent of a potential request for a Loan as soon as possible, and (b) shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in writing in the form of Exhibit C hereto) of each Loan requested hereunder (a "Loan Request") no less than five (5) Business Days prior to the proposed Drawdown Date. Each such notice shall specify with respect to the requested Loan the proposed principal amount, Drawdown Date, Interest Period (if applicable) and Type. Each such notice shall also contain (i) a statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of Section 7.11), and (ii) a certification by the chief financial or chief accounting officer of the sole general partner of the Borrower and the chief financial or chief accounting officer of Walden that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Except as provided in this Section 2.6, each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date, provided that, in addition to the Borrower's other remedies against any Bank which fails to advance its proportionate share of a requested Loan, such Loan Request may be revoked by the Borrower by notice received by the Agent no later than the Drawdown Date if any Bank fails to advance its proportionate share of the requested Loan in accordance with the terms of this Agreement, provided further that the Borrower shall be liable in accordance with the terms of this Agreement to any Bank which is prepared to advance its proportionate share of the requested Loan for any costs, expenses or damages incurred by such Bank as a result of the Borrower's election to revoke such Loan Request. Nothing herein shall prevent the Borrower from seeking recourse against any Bank that fails to advance its proportionate share of a requested Loan as required by this Agreement. The Borrower may without cost or penalty revoke a Loan Request by delivering notice thereof to each of the Banks no later than three (3) Business Days prior to the Drawdown Date.
Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time.

    Section 2.7.  Funds for Loans.

       (a) Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Loans (other than Swing Loans), each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to Section 2.1. Upon receipt from each Bank of such amount, and upon receipt of the documents required by
Section 10 and Section 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Banks by crediting such amount to the account of the Borrower maintained at the Agent's Head Office. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Bank so failing or refusing, provided that the Borrower may by notice received by the Agent no later than the Drawdown Date refuse to accept any Loan which is not fully funded in accordance with the Borrower's Loan Request subject to the terms of Section 2.6. In the event of any such failure or refusal, the Banks not so failing or refusing shall be entitled to a priority position as against the Bank or Banks so failing or refusing for such Loans as provided in
Section 12.4.

       (b) Unless Agent shall have been notified by any Bank prior to the applicable Drawdown Date that such Bank will not make available to Agent such Bank's pro rata share of a proposed Loan, Agent may in its discretion assume that such Bank has made such Loan available to Agent in accordance with the provisions of this Agreement and Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Bank shall be liable to the Agent for the amount of such advance.

    Section 2.8.  Extension of Maturity Date.

       (a) Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Agent in the form of Exhibit D hereto at least 90 days prior to the Maturity Date, subject to the terms and conditions set forth in this Agreement, to extend the Maturity Date by one (1) year. The request by the Borrower for extension of the Maturity Date shall constitute a representation and warranty by the Borrower that all of the conditions set forth in this Section shall have been satisfied on the date of such request or shall be satisfied prior to the then existing Maturity Date.

       (b) The obligations of the Agent and the Banks to extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent on or prior to the Maturity Date (without regard to such extension request):

            (i) Investment Grade Rating. Walden shall have obtained an Investment Grade Rating from the Rating Agency, which continues in full force and effect as to any such rating obtained prior to the Maturity Date (without regard to such extension).

           (ii) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Banks in accordance with their respective Commitment Percentages an extension fee equal to 15/100ths of one percent (0.15%) of the Total
    Commitment, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

          (iii) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

          (iv) Representations and Warranties. The representations and warranties made by the Borrower or the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors or any of the their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Maturity Date (as determined without regard to such extension) other than for changes in the ordinary course of business permitted by this Agreement that have not had any materially adverse affect on the business of the Borrower, the Guarantors or any of their respective Subsidiaries.

    Section 3.  REPAYMENT OF THE LOANS.

    Section 3.1. Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

    Section 3.2.  Mandatory Prepayments.

       (a) If at any time the aggregate outstanding principal amount of the Loans exceeds the Total Commitment or the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the Loans, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Bank.

       (b) All of the Borrower's interest in the gross proceeds of each and every sale or refinancing of real estate assets of the Borrower and its Subsidiaries (whether held directly or indirectly), less all reasonable costs, expenses and commissions paid to unrelated parties and less any Indebtedness (other than the Obligations) secured by such asset to be satisfied as a part of such sale or refinance, shall be promptly paid by the Borrower to the Agent for the account of the Banks as a prepayment of the Loans to the extent of the outstanding balance of the Loans.

    Section 3.3. Optional Prepayments. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium; provided, that the full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section
3.3 may be made only on the last day of the Interest Period relating thereto except as otherwise required pursuant to Section
4.7. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, at least five Business Days prior written notice of any prepayment pursuant to this Section 3.3, in each case specifying the proposed date of payment of Loans and the principal amount to be paid. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

    Section 3.4. Partial Prepayments. Each partial prepayment of the Loans under Section 3.2 and Section 3.3 shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower, first to the principal of any Outstanding Swing Loans, and next to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.

    Section 3.5. Effect of Prepayments. Amounts of the Loans prepaid under Section 3.2 and Section 3.3 prior to the Maturity
Date may be reborrowed as provided in Section 2.

    Section 3.6. Proceeds from Debt or Equity Offering. The Borrower shall cause all gross proceeds of each and every Debt Offering and Equity Offering, less all reasonable costs, fees, expenses, underwriting commissions, fees and discounts incurred in connection therewith, to be paid by the Borrower to the Agent for the account of the Banks as a prepayment of the Loans within thirty
(30) days of the date of such offering to the extent of the outstanding balance of the Loans.

    Section 4.  CERTAIN GENERAL PROVISIONS.

    Section 4.1.  Conversion Options.

       (a) The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least three Business Days' prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least four LIBOR Business Days' prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. Promptly upon receipt of any such Conversion Request, the Agent shall notify each of the Banks thereof. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in an aggregate principal amount of less than $1,000,000 or a LIBOR Rate Loan in an aggregate principal amount of less than $2,000,000 and that the aggregate principal amount of each Loan shall be in an integral multiple of $100,000. On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

       (b) Any Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of Section 4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

       (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

    Section 4.2.  Closing Fee.

       (a) On or before the Closing Date the Borrower shall pay to the Agent for the account of the Banks in accordance with their separate agreement a closing fee in the amount of $225,000.00.

       (b) The Borrower agrees to pay to FNBB certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees. All such fees shall be solely for the account of FNBB as provided in the Agreement Regarding Fees.

    Section 4.3. Agent's Fee. The Borrower shall pay to the Agent, for the Agent's own account, an annual Agent's fee as provided in the Agreement Regarding Fees. The Agent's fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof. The Agent's fee shall also be paid upon the Maturity Date or earlier termination of the Commitments. The Agent's fee for any partial quarter shall be prorated.

    Section 4.4.  Funds for Payments.

       (a) All payments of principal, interest, facility fees, Agent's fees, closing fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, as the case may be, at the Agent's Head Office, not later than 11:00 a.m. (Boston time) on the day when due, in each case in immediately available funds. The Agent is hereby authorized to charge the account of the Borrower with FNBB, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Banks (including the Swing Loan Bank) under the Loan Documents.

       (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks (including the Swing Loan Bank) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

    Section 4.5. Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term
"Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

    Section 4.6. Inability to Determine LIBOR Rate. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

    Section 4.7. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Bank or its LIBOR Lending Office shall assert that it is unlawful, for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Banks to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.

    Section 4.8. Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the Banks in accordance with their respective Commitment Percentages (or to the Swing Loan Bank with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate the Banks for any losses, costs or expenses which may reasonably be incurred as a result of such payment or conversion, including, without limitation, an amount equal to daily interest for the unexpired portion of such Interest Period on the LIBOR Rate Loan or portion thereof so repaid or converted at a per annum rate equal to the excess, if any, of (a) the interest rate calculated on the basis of the LIBOR Rate applicable to such LIBOR Rate Loan minus (b) the yield obtainable by the Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date most closely approximating the last day of such Interest Period (it being understood that the purchase of such securities shall not be required in order for such amounts to be payable and that a Bank shall not be obligated or required to have actually obtained funds at the LIBOR Rate or to have actually reinvested such amount as described above).

    Section 4.9. Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

       (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank's Commitment (including the Swing Loan Commitment) or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

       (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank under this Agreement or the other Loan
Documents, or

       (c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit from, or commitments of an office of any Bank, or

       (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank's Commitment (including the Swing Loan Commitment), or any class of loans or commitments of which any of the Loans or such Bank's Commitment (including the Swing Loan Commitment) forms a part; and the result of any of the foregoing is

         (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment (including the Swing Loan Commitment), or

         (ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment (including the Swing Loan Commitment) or any of the Loans, or

         (iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as such Bank or the Agent shall determine in good faith to be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Bank and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Bank or the Agent.

    Section 4.10. Capital Adequacy. If after the date hereof any Bank determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank's or such holding company's capital as a consequence of such Bank's commitment to make Loans hereunder to a level below that which such Bank or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Bank to be material, then such Bank may notify the Borrower thereof. The Borrower agrees to pay to such Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Bank of a statement of the amount setting forth the Bank's calculation thereof. In determining such amount, such Bank may use any reasonable averaging and attribution methods.


    Section 4.11. Indemnity of Borrower. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request.

    Section 4.12. Interest on Overdue Amounts; Late Charge. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest payable on demand at a rate per annum equal to five percent (5.00%) above the Base Rate until such amount shall be paid in full (after as well as before judgment). In addition, the Borrower shall pay a late charge equal to three percent (3%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents, which is not paid within ten days of the date when due.

    Section 4.13. Certificate. A certificate setting forth any amounts payable pursuant to Section 4.8, Section 4.9, Section 4.10,
Section 4.11 or Section 4.12 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

    Section 4.14. Limitation on Interest. Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This section shall control all agreements between the Borrower and the Banks and the Agent.

    Section 5.  SECURITY.

    The Banks have agreed to make the Loans to the Borrower on an unsecured basis. Notwithstanding the foregoing, the Obligations shall be guaranteed by the Guarantors pursuant to the Guaranty.

    Section 6.  REPRESENTATIONS AND WARRANTIES.

    The Borrower represents and warrants to the Agent and the Banks as follows:

    Section 6.1.  Corporate Authority, Etc.

       (a) Incorporation; Good Standing. The Borrower is a Texas limited partnership duly organized pursuant to a limited partnership agreement dated January 18, 1994 and is validly existing and in good standing under the laws of Texas. WROP is a Georgia limited partnership duly organized pursuant to a limited partnership agreement dated February 11, 1993 and is validly existing and in good standing under the laws of Georgia. Walden is a Maryland corporation duly organized pursuant to its Articles of Incorporation and amendments thereto filed with the Secretary of the State of Maryland and is validly existing and in good standing under the laws of Maryland. WDN Properties, Inc. is a New York corporation duly organized pursuant to its Articles of Incorporation and amendments thereto filed with the Secretary of State of New York and is validly existing and in good standing under the laws of New York. Walden Operating, Inc. is a Delaware corporation duly organized pursuant to its Articles of Incorporation and amendments thereto filed with the Secretary of State of Delaware and is validly existing and in good standing under the laws of Delaware. Each of the Borrower, the Guarantors and Walden Operating, Inc. (i) has all requisite power to own its respective property and conduct its respective business as now conducted and as presently contemplated, and (ii) as to the Borrower and Walden and Walden Operating, Inc. (as general partners of Borrower and WROP, respectively) only, is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Unencumbered Operating Properties are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a materially adverse effect on the business, assets or financial condition of such Person. Walden is a real estate investment trust in full compliance with and entitled to the benefits of Section 856 of the Code. The Borrower and WROP are qualified subsidiaries of a real estate investment trust within the meaning of the Code.

       (b) Subsidiaries. Each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a failure to be so qualified could have a materially adverse effect on the business, assets or financial condition of the Borrower, the Guarantors or such Subsidiary.

       (c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower, the General Partners or the Guarantors are or are to become a party and the transactions contemplated hereby and thereby
(i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person,
(iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, partnership agreement, declaration of trust or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person.

       (d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower, the General Partners or the Guarantors are or are to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

    Section 6.2. Governmental Approvals. The execution, delivery and performance by the Borrower, the General Partners and the Guarantors of this Agreement and the other Loan Documents to which such Person is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

    Section 6.3. Title to Properties; Leases. Walden and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of Walden as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens. Without limiting the foregoing, Walden and its Subsidiaries have good and marketable fee simple title to all real property reasonably necessary for the operation of its business in whole, free from all liens or encumbrances of any nature whatsoever, except for Permitted Liens. Walden or its Subsidiaries, as the case may be, is the insured under owner's policies of title insurance covering all real property owned by it, in each case in an amount not less than the purchase price for such real property.

    Section 6.4. Financial Statements. The Borrower has furnished or caused Walden to furnish to each of the Banks: (a) the consolidated balance sheet of Walden and its Subsidiaries as of the Balance Sheet Date, (b) an unaudited statement of operating income for each of the properties within the Unencumbered Operating Properties as of the Closing Date for the fiscal quarter ended September 30, 1996 satisfactory in form to the Majority Banks and certified by the chief financial or accounting officer of the sole general partner of the Borrower or WROP, as applicable, as fairly presenting the operating income for such parcels for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Real Estate. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower and the Guarantors and their respective Subsidiaries as of such dates and the results of the operations of the Borrower, the Guarantors and their respective Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of the Borrower, the Guarantors or any of their respective Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

    Section 6.5. No Material Changes. Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower, the Guarantors and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Walden and the Borrower, as of the Balance Sheet Date, or their respective consolidated statement of income or cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of such Person.

    Section 6.6.  Franchises, Patents, Copyrights, Etc.  The
Borrower, the General Partners, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, servicemarks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

    Section 6.7. Litigation. There are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of such Person threatened against the Borrower, the Guarantors the General Partners or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of such Person or materially impair the right of such Person to carry on business substantially as now conducted by it, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will adversely affect the ability of the Borrower or the Guarantors to pay and perform the Obligations in the manner contemplated by this Agreement and the other Loan Documents.

    Section 6.8. No Materially Adverse Contracts, Etc. None of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of such Person. None of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the officers or partners of such Person, to have any materially adverse effect on the business of any of them.

    Section 6.9. Compliance with Other Instruments, Laws, Etc. None of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of such Person.

    Section 6.10. Tax Status. The Borrower, the General Partners, the Guarantors and each of their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim.

    Section 6.11.  No Event of Default.  No Default or Event of
Default has occurred and is continuing.

    Section 6.12. Holding Company and Investment Company Acts. None of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public
Utility Holding Company Act of 1935; nor is any of such Persons an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

    Section 6.13. Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower or its Subsidiaries or rights thereunder.

    Section 6.14. Certain Transactions. Except as set forth in the Prospectus, none of the partners, officers, trustees, directors, or employees of the Borrower, the General Partners or the Guarantors or any of their respective Subsidiaries is a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as partners, employees, officers, trustees and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

    Section 6.15. Employee Benefit Plans. Walden and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither Walden nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or
(c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the Unencumbered Operating Properties constitutes a "plan asset" of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

    Section 6.16. Regulations U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations
U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

    Section 6.17. Environmental Compliance. The Borrower has taken or caused to be taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, based upon such investigation, makes the following representations and warranties.

       (a) With respect to the Unencumbered Operating Properties, and to the best of the Borrower's knowledge with respect to any other Real Estate, except as set forth in Schedule 6.17, none of the Borrower, the Guarantors or their respective Subsidiaries or any operator of the Real Estate, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter "Environmental Laws"), which violation involves the Unencumbered Operating Properties or other Real Estate and would have a material adverse effect on the environment or the business, assets or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries. Although not a violation of any Environmental Law, Borrower has disclosed to Agent that the Unencumbered Operating Properties commonly known as Preston Greens, Post Oak and Fountaingate/Willow Creek contain elevated levels of lead in the drinking water as described in environmental reports previously submitted to Agent.

       (b) Neither the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C.
Section 9601(5), any hazardous substances as defined by 42 U.S.C.
Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, the Guarantors or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or
(iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

       (c) With respect to the Unencumbered Operating Properties, and to the best of the Borrower's knowledge, with respect to any other Real Estate, except as set forth in Schedule 6.17, or in the case of Real Estate acquired after the date hereof, except as may be disclosed in writing to the Agent upon the acquisition of the same: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of such Real Estate;
(ii) in the course of any activities conducted by the Borrower, the Guarantors or any of their respective Subsidiaries or the operators of any of their properties, no Hazardous Substances have been generated or are being used on the Real Estate of such Person except in the ordinary course of business and in accordance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release") or threatened Release of Hazardous Substances on, upon, into or from such Real Estate, or, to the best of the Borrower's knowledge, on, upon, into or from the other properties of the Borrower, the Guarantors or any of their respective Subsidiaries, which Release would have a material adverse effect on the value of any of such Real Estate or adjacent properties or the environment;
(iv) to the best of the Borrower's knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of such Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, such Real Estate; and
(v) any Hazardous Substances that have been generated on any of such Real Estate have been transported off-site only by carriers having an identification number issued by the EPA or approved by a state or local environmental regulatory authority having jurisdiction regarding the transportation of such substance and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under all applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge operating in compliance with such permits and applicable Environmental Laws. Upon the receipt by the Agent of any such disclosure, the Agent shall promptly notify the Banks thereof.

       (d) Neither the Borrower, the Guarantors, their respective Subsidiaries nor any Real Estate of such Person is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

    Section 6.18. Subsidiaries. Schedule 6.18 sets forth all of the Subsidiaries of the Borrower and Walden. The form and jurisdiction of organization of each of the Subsidiaries, and the Borrower's and Walden's ownership interest therein, is set forth in said Schedule 6.18.

    Section 6.19. Loan Documents and the Guarantors. All of the representations and warranties of the Borrower and the Guarantors made in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Banks pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor the Guarantors has failed to disclose such information as is necessary to make such representations and warranties not misleading.

    Section 6.20. Property. All of the Borrower's, the Guarantors' and their respective Subsidiaries' properties are in good repair and condition, subject to ordinary wear and tear, other than with respect to deferred maintenance existing as of the date of acquisition of such property as permitted in this Section 6.20.
The Borrower further has completed or caused to be completed an appropriate investigation of the environmental condition of each such property as of the later of the date of the Borrower's, the Guarantors' or such Subsidiaries' purchase thereof or the date upon which such property was last security for Indebtedness of the Borrower, the Guarantors or such Subsidiary, including preparation of a "Phase I" report and, if appropriate, a "Phase II" report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Agent and satisfactory remediation actions are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the Guarantors or any of their respective
Subsidiaries which are payable by such Person (except only real estate or other taxes or assessments, that are not yet due and payable). There are no pending eminent domain proceedings against any property of the Borrower, the Guarantors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any materially adverse effect on the business or financial condition of the Borrower or the Guarantors. None of the property of Borrower, the Guarantors or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any materially adverse effect on the business or financial condition of the Borrower or the Guarantors.

    Section 6.21. Brokers. Neither the Borrower nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

    Section 6.22. Other Debt. None of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party. The Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of the Borrower. The Borrower has provided to the Agent copies of all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon Borrower, the General Partners, the Guarantors or their respective properties and entered into by such Person as of the date of this Agreement with respect to any Indebtedness of such Person.

    Section 6.23. Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person's assets exceeds the sum of such Person's liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

    Section 6.24. Partners. Walden is the sole general partner of the Borrower and owns a 1% partnership interest in the Borrower. Walden Operating, Inc. is the sole general partner of WROP and owns a 1% partnership interest in WROP. WDN Properties, Inc. is a limited partner of the Borrower and WROP and owns a 99% partnership interest in the Borrower and a 77.3784% partnership interest in WROP. Walden owns one hundred percent (100%) of the issued and outstanding shares of stock of WDN Properties, Inc. and Walden Operating, Inc.

    Section 7.  AFFIRMATIVE COVENANTS OF THE BORROWER.

    The Borrower covenants and agrees that, so long as any Loan or
Note is outstanding or any Bank has any obligation to make any
Loans:

    Section 7.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

    Section 7.2. Maintenance of Office. The Borrower will maintain its chief executive office at One Lincoln Center, 5400 LBJ Freeway, Suite 400, LB45, Dallas County, Dallas, Texas 75240, or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Agent and the Banks, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

    Section 7.3. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves. Neither the Borrower nor Walden nor any of their respective Subsidiaries shall, without the prior written consent of the Majority Banks, (x) make any material change to the accounting procedures used by such Person in preparing the financial statements and other information described Section 6.4 or (y) change its fiscal year.

    Section 7.4. Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to each of the
Banks:

       (a) as soon as practicable, but in any event not later than 90 days after the end of each fiscal year of Walden, the audited consolidated balance sheet of Walden and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in shareholder's equity and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and accompanied by an auditor's report prepared without qualification by Deloitte & Touche or by another "Big Six" accounting firm, the Form 10-K filed with the SEC (unless the SEC has approved an extension, in which event Walden will deliver to the Agent and each of the Banks a copy of the Form 10-K simultaneously with delivery to the SEC), and any other information the Banks may need to complete a financial analysis of Walden and its Subsidiaries, together with a written statement from such accountants to the effect that they have read a copy of this Agreement and the Guaranty, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Agent or the Banks for failure to obtain knowledge of any Default or Event of Default;

       (b) as soon as practicable, but in any event not later than 45 days after the end of each of the first three fiscal quarters of Walden, copies of the unaudited consolidated balance sheet of Walden and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income, changes in shareholder's equity and cash flows for the portion of the Walden's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles (which may be provided by inclusion in the Form 10-Q of Walden for such period provided pursuant to subsection (c) below), together with a certification by the principal financial or accounting officer of Walden that the information contained in such financial statements fairly presents the financial position of Walden and its Subsidiaries on the date thereof (subject to year-end adjustments);

       (c) as soon as practicable, but in any event not later than 45 days after the end of each of the first three fiscal quarters of Walden in each year, copies of Form 10-Q filed with the SEC (unless the SEC has approved an extension in which event Walden will deliver such copies of the Form 10-Q to the Agent and each of the Banks simultaneously with delivery to the SEC);

       (d) as soon as practicable, but in any event not later than 45 days after the end of each fiscal quarter of Walden (including the fourth fiscal quarter in each year), copies of a consolidated statement of Operating Cash Flow for such fiscal quarter for Walden and its Subsidiaries, prepared on a basis consistent with the statement furnished pursuant to Section 6.4, together with a certification by the chief financial or chief accounting officer of Walden that the information contained in such statement fairly presents the Operating Cash Flow of Walden and its Subsidiaries for such period;

       (e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a "Compliance Certificate") certified by the principal financial or accounting officer of the general partner of the Borrower and the principal financial or accounting officer of Walden in the form of Exhibit E hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

       (f) concurrently with the delivery of the financial statements described in subsection (b) above, a certificate signed by the President or Chief Financial Officer of the sole general partner of the Borrower to the effect that, having read this Agreement, and based upon an examination which they deem sufficient to enable them to make an informed statement, there does not exist any Default or Event of Default, or if such Default or Event of Default has occurred, specifying the facts with respect thereto;

       (g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of Walden or the partners of either of the Borrower;

       (h) as soon as practicable but in any event not later than 45 days after the end of each fiscal quarter of the Borrower
(including the fourth fiscal quarter in each year), a summary rent roll with respect to the Unencumbered Operating Properties in form reasonably satisfactory to the Majority Banks;

       (i) promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of each of the Borrower and Guarantors;

       (j) not later than five (5) Business Days after Walden receives notice of the same from the Rating Agency or otherwise learns of the same, notice of the issuance of any change in the rating by the Rating Agency in respect of any debt of Walden (including any change in an Implied Rating), together with the details thereof, and of any announcement by the Rating Agency that any such rating is "under review" or that any such rating has been placed on a watch list or that any similar action has been taken by the Rating Agency (collectively a "Rating Notice");

       (k) not later than forty-five (45) days after the end of each fiscal quarter of Walden (including the fourth fiscal quarter in each year), a list setting forth the following information with respect to each new Subsidiary of Walden: (i) the name and structure of the Subsidiary, (ii) a description of the property owned by such Subsidiary, and (iii) such other information as the Agent may reasonably request;

       (l) simultaneously within the delivery of the financial statement referred to in subsection (a) above, a statement (i) listing the Real Estate owned by Walden and its Subsidiaries (or in which Walden or its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of Walden and its Subsidiaries (excluding Indebtedness of the type described in Section 8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of Walden and its respective Subsidiaries which are under "development" (as used in Section 8.9) and providing a brief summary of the status of such development; and

       (m) from time to time such other financial data and information in the possession of the Borrower, Walden or their respective Subsidiaries (including without limitation auditors' management letters, evidence of payment of taxes, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting any of such Persons) as the Agent may reasonably request.

    Section 7.5.  Notices.

       (a) Defaults. The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on the Borrower, the General Partners or the Guarantors or the existence of which claimed default might become an Event of Default under Section 12.1(g), the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

       (b) Environmental Events. The Borrower will promptly give notice to the Agent (i) upon the Borrower or the Guarantors obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances at or from any Real Estate;
(ii) of any violation of any Environmental Law that the Borrower, the Guarantors or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves any Real Estate or has the potential to materially affect the assets, liabilities, financial conditions or operations of such Person.

       (c) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within 15 days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries or to which any of such Persons is or is to become a party involving an uninsured claim against such Person that could reasonably be expected to have a materially adverse effect on the Borrower or the Guarantors and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Banks, within ten days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, the General Partners, the Guarantors, any of their respective Subsidiaries in an amount in excess of $1,000,000.00.

       (d) Notice of Proposed Sales, Encumbrances, Refinance or Transfer. The Borrower will give notice to the Agent of any proposed or completed sale, encumbrance, refinance or transfer of any Real Estate within any fiscal quarter of the Borrower, such notice to be submitted together with the Compliance Certificate provided or required to be provided to the Banks under Section 7.4 with respect to such fiscal quarter. The Compliance Certificate shall with respect to any proposed or completed sale, encumbrance, refinance or transfer be adjusted in the best good-faith estimate of the Borrower to give effect to such sale, encumbrance, refinance or transfer and demonstrate that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such sale, encumbrance, refinance or transfer. Notwithstanding the foregoing, in the event of any sale, encumbrance, refinance or transfer of any Real Estate involving an aggregate amount in excess of $25,000,000.00, the Borrower shall promptly give notice to the Agent of such transaction, which notice shall be accompanied by a certification of the chief financial officer of the sole general partner of the Borrower that no Default or Event of Default shall exist after giving affect to such event.


       (e) Notification of Banks. Promptly after receiving any notice under this Section 7.5, the Agent will forward a copy thereof to each of the Banks, together with copies of any certificates or other written information that accompanied such notice.

    Section 7.6.  Existence; Maintenance of Properties.

       (a) The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Texas limited partnership. The Borrower will cause each of its Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence. The Borrower will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by it and in related businesses.

       (b) Irrespective of whether proceeds of the Loans are available for such purpose, the Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of its properties or on the financial condition, assets or operations of the Borrower and its Subsidiaries.

    Section 7.7. Insurance. The Borrower will, at its expense, procure and maintain or cause to be procured and maintained insurance covering the Borrower, its Subsidiaries and their respective properties in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

    Section 7.8. Taxes. The Borrower and each Subsidiary will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower and each Subsidiary of the Borrower either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim. The Borrower shall certify annually to the Agent that this Section 7.8 has been satisfied with respect to the Unencumbered Operating Properties.

    Section 7.9. Inspection of Properties and Books. The Borrower shall permit the Banks, through the Agent or any representative designated by the Agent, at the Borrower's expense to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request. The Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrower's normal business operations.

    Section 7.10. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will comply with, and will cause each of its Subsidiaries to comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement or declaration of trust, as the case may be, and other charter documents and bylaws,
(iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties. If at any time while any Loan or Note is outstanding or the Banks have any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

    Section 7.11. Use of Proceeds. The Borrower will use the proceeds of the Loans solely to provide short-term financing (a) for the acquisition of fee interests in Real Estate which is utilized principally for multifamily housing (including reasonable transaction costs related thereto), (b) for working capital purposes, and (c) for such other purposes as the Majority Banks in their discretion from time to time may agree to in writing. Notwithstanding anything herein to the contrary, the amount of Loans outstanding at any time which has been advanced for the purpose described in Section 7.11(b) shall not exceed $25,000,000.00. Any repayment of a principal portion of the Loans at a time when any amount of Loans has been advanced for the purpose described in Section 7.11(b) shall be first allocated for the purposes of this Section 7.11 to reduce the amount advanced for the purpose described in Section 7.11(b).

    Section 7.12. Further Assurances. The Borrower will cooperate with, and will cause each of the Guarantors and their respective Subsidiaries to cooperate with the Agent and the Banks and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

    Section 7.13. Management; Business Operations. The Borrower shall cause all Unencumbered Operating Properties at all times to be managed by Walden and no change shall occur in such management without the prior written approval of the Majority Banks. The Borrower and the Guarantors shall operate their respective businesses as described in the Prospectus and in compliance with the terms and conditions of this Agreement and the Loan Documents. Walden shall at all time comply with all requirements of applicable laws necessary to maintain REIT Status.

    Section 7.14.  Unencumbered Operating Properties.

       (a) The Borrower and Walden shall (subject to the caveat set forth in the definition of Unencumbered Operating Properties) at all times own Unencumbered Operating Properties which satisfy all of the following conditions:

         (i) the Unencumbered Operating Properties shall consist solely of Real Estate which has an aggregate occupancy level (on a portfolio basis) of at least ninety percent (90%) for the previous four (4) fiscal quarters of the Borrower based on bona fide arms-length tenant leases requiring current rental payments; and

         (ii) no more than thirty percent (30%) of the Asset Value of the Unencumbered Operating Properties may be located in any one city or metropolitan area (it being agreed that Dallas and Fort Worth and their respective suburbs shall be considered as separate cities for the purposes hereof).

       (b) The Borrower shall provide to the Agent and each of the Banks as of the Closing Date and concurrently with the delivery of the financial statements described in Section 7.4(a) (i) a list of the Unencumbered Operating Properties, (ii) the certification of the chief financial or chief accounting officer of the sole general partner of the Borrower of the Asset Values and that such properties are in compliance with Section 7.14(a) and Section 9.1,
(iii) operating statements setting forth the Operating Cash Flow and capital expenditures for each of the Unencumbered Operating Properties for the previous four (4) fiscal quarters certified as true and correct by the chief financial or chief accounting officer of the sole general partner of the Borrower, and (iv) that the Unencumbered Operating Properties comply with the terms of Section
Section 6.17 and 6.20. In the event that all or any material portion of a property within the Unencumbered Operating Properties shall be damaged or taken by condemnation, then such property shall no longer be a part of the Unencumbered Operating Properties unless and until any damage to such Real Estate is repaired or restored, such Real Estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value and Operating Cash Flow of such Real Estate following such repair or restoration.

    Section 7.15.  Limiting Agreements.

       (a) Neither Borrower, any Guarantor nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower's or any Guarantor's ability to pledge to Agent Real Estate which is owned by the Borrower or such Guarantor which is free and clear of all Liens other than the Liens permitted in
Section 8.2(i), (iii) and (v) or any other assets of the Borrower or such Guarantor as security for the Loans. Borrower shall take, and shall cause the Guarantors and their respective Subsidiaries to take, such actions as are necessary to preserve the right and ability of Borrower and the Guarantors to pledge those Real Estate and other assets as security for the Loans without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries.

       (b) Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this Section 7.15, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower's or any Guarantor's ability to pledge assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if assets are pledged in the future as security for Indebtedness of the Borrower or any of its Subsidiaries.

    Section 7.16. Ownership of Real Estate. Without the prior written consent of the Majority Banks, which consent may be withheld by the Majority Banks in their sole discretion, all interests (whether direct or indirect) of the Borrower, the General Partners, the Guarantors or their respective Subsidiaries in income-producing real estate assets acquired after the Closing Date shall be owned directly by the Borrower. Notwithstanding the foregoing, (a) Walden and WROP may acquire income-producing real estate assets after the Closing Date (i) as provided in Section 8.11, and (ii) in a like-kind exchange of Real Estate owned by such Person as of the Closing Date, and (b) a Subsidiary of Walden or the Borrower may be established to acquire income-producing real estate assets after the Closing Date provided that such Subsidiary shall be an Additional Guarantor and the real estate assets acquired satisfy the conditions contained in this Agreement applicable to Unencumbered Operating Properties.

    Section 7.17. Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its Debt Service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary's assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices.

    Section 7.18. More Restrictive Agreements. Should the Borrower or any Guarantor enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants (whether affirmative or negative), warranties, representations, defaults or events of default (or any other provision which may have the same practical effect as any of the foregoing) which are individually or in the aggregate more restrictive against the Borrower, any Guarantor or their respective Subsidiaries than those set forth herein or in any of the other Loan Documents, the Borrower shall promptly notify the Agent and, if requested by the Majority Banks, the Borrower, the Agent, and the Majority Banks shall (and if applicable, the Borrower shall cause the Guarantors to) promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Majority Banks in their sole discretion.

    Section 7.19.  Additional Guarantors.  Except as provided in
Section 7.16(a) and Section 8.11, in the event that any of the Borrower, the General Partners, the Guarantors or their respective Subsidiaries desire to acquire an interest (whether direct or indirect) in income-producing real estate assets after the Closing Date, then such assets shall be acquired by a Subsidiary of the Borrower or Walden (each such entity is hereinafter referred to as an "Additional Guarantor") but only in the event that all of the terms and conditions of this Section 7.19 are satisfied:

       (a) Walden or the Borrower shall be the general partner of such Additional Guarantor and shall have control over all major and other day-to-day decisions with respect to the operation of such Additional Guarantor;

       (b) All representations in the Loan Documents made by or with respect to Guarantors and their general partners shall be true and correct with respect to such Additional Guarantor;

       (c) All covenants and agreements herein of the Guarantors and their general partners shall be true and correct with respect to such Additional Guarantor;

       (d) No Default or Event of Default shall exist or might exist in the event that such Subsidiary becomes an Additional Guarantor or acquires such assets;

       (e) Such Additional Guarantor executes and delivers to Agent a Guaranty;

       (f) All of the conditions set forth in Section 10 applicable to Guarantors or Loan Documents executed by Guarantors shall have been satisfied; and

       (g) The Real Estate assets acquired or owned by such Additional Guarantor shall qualify as Unencumbered Operating
Properties hereunder, and such assets, when taken together with the other Real Estate assets owned by the Guarantors (other than Walden), shall not cause the Borrower to be in violation of the twenty percent (20%) limitation on the ownership of Unencumbered
Operating Properties by entities other than the Borrower and Walden.

    Section 8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

    The Borrower covenants and agrees that, so long as any Loan or
Note is outstanding or any of the Banks has any obligation to make any Loans:

    Section 8.1. Restrictions on Indebtedness. The Borrower will not, and will not permit Walden or any of their respective
Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

       (a)  Indebtedness to the Banks arising under any of the Loan
Documents;

       (b) current liabilities of the Borrower, Walden or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

       (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.8;

       (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Walden or the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

       (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

       (f) Indebtedness in respect of reverse repurchase agreements having a term of not more than 180 days with respect to Investments described in Section 8.3(d) or (e);

       (g)  subject to the provisions of Section 9, Non-Recourse
Indebtedness of Walden and its Subsidiaries in an aggregate outstanding principal amount not exceeding forty percent (40%) of Walden's Consolidated Total Assets; and

       (h) subject to the provisions of Section 9, secured or unsecured recourse Indebtedness of Walden and its Subsidiaries, provided that (i) the aggregate outstanding principal amount of such Indebtedness (excluding the Obligations) shall not exceed five percent (5%) of Walden's Consolidated Total Assets, (ii) at the time such Indebtedness is issued the scheduled maturity date of such Indebtedness is not sooner than 180 days after the Maturity Date (after giving effect to any extension of the Maturity Date which may have been requested by the Borrower prior to the issuance of such Indebtedness or approved by the Banks, whether or not the same has become effective), and (iii) any covenants or restrictions imposed upon Walden or its Subsidiaries in connection with such Indebtedness shall not individually or in the aggregate be more restrictive against Walden and its Subsidiaries than the covenants and restrictions imposed pursuant to this Agreement or the other Loan Documents, and provided further that neither Walden nor any of its Subsidiaries shall incur any of the Indebtedness described in this Section 8.1(h) unless it shall have provided to the Banks
(A) prior written notice of the proposed issuance of such Indebtedness, a statement that no Default or Event of Default exists and a certificate that the Borrower will be in compliance with its covenants referred to therein after giving effect to such incurrence, (B) evidence reasonably satisfactory to the Agent that the Rating Agency has been advised of the issuance of such Indebtedness within five (5) days of such issuance, and (C) upon the request of Agent, evidence that the annual rating maintenance fee has been paid to the Rating Agency.

    Section 8.2. Restrictions on Liens, Etc. The Borrower will not, and will not permit Walden or any of their respective Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge, encumber or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of the Borrower or such Subsidiary which prohibits the creation or maintenance of any lien securing the Obligations (collectively "Liens"); provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

         (i) liens on properties to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue;

         (ii) liens on properties in respect of judgments, awards or indebtedness, the Indebtedness with respect to which is permitted by Section 8.1(d) or Section 8.1(g);

         (iii) encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, landlord's or lessor's liens under leases to which Walden, the Borrower or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of Walden, the Borrower or their respective Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of Walden or the Borrower individually or of such Person and its Subsidiaries on a consolidated basis;

       (iv) liens on Real Estate and Short-term Investments securing Indebtedness permitted by Section 8.1(g) or Section 8.1(h); and

        (v) liens in favor of the Agent and the Banks as security for the Obligations.

    Section 8.3. Restrictions on Investments. The Borrower will not, and will not permit Walden or any of their respective
Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

       (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;

       (b)  marketable direct obligations of any of the following:
Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

       (c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

       (d) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody's Investors Service, Inc. or by Standard & Poor's Corporation at not less than "P 1" if then rated by Moody's
Investors Service, Inc., and not less than "A 1", if then rated by Standard & Poor's Corporation;

       (e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody's Investors Service, Inc. or by Standard & Poor's Corporation at not less than "Aa" if then rated by Moody's Investors Service, Inc. and not less than "AA" if then rated by Standard & Poor's Corporation;

       (f) repurchase agreements having a term not greater than 90 days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

       (g) shares of so-called "money market funds" registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

       (h) Investments in fee interests in Real Estate utilized principally for multifamily housing, including earnest money deposits relating thereto and transaction costs;

       (i)  Investments in Subsidiaries of the Borrower; and

       (j) Investments in real estate investment trusts which own real property which is used principally for multifamily housing, provided that in no event shall the aggregate cost of all Investments pursuant to this Section 8.3(j) exceed $25,000,000.00.


    Section 8.4. Merger, Consolidation. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger, consolidation or other business combination, or agree to effect any asset acquisition, stock acquisition or other acquisition without the prior written consent of the Majority
Banks, which consent shall not be unreasonably withheld, except
(i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower and (ii) the merger or consolidation of two or more Subsidiaries of the Borrower.

    Section 8.5. Sale and Leaseback. The Borrower will not, and will not permit Walden or any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower, Walden or any Subsidiary thereof shall sell or transfer any Real Estate owned by it in order that then or thereafter such Person shall lease back such Real Estate.

    Section 8.6. Compliance with Environmental Laws. The Borrower will not, and will not permit Walden or any of their respective Subsidiaries to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for small quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws,
(d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or
(e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).

    The Borrower shall:

       (i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, which change would lead a prudent lender to require additional testing to avail itself of any statutory insurance or limited liability, take all action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Real Estate; and

       (ii) if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Real Estate of the Borrower, Walden or any of their respective Subsidiaries (including without limitation any such Release or disposal occurring prior to the acquisition of such Real Estate by such Person) cause the prompt containment and removal of such Hazardous Substances and remediation of such Real Estate in full compliance with all applicable laws and regulations and to the satisfaction of the Majority Banks; provided, that the Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Majority Banks and no action shall have been commenced by any enforcement agency. The Majority Banks may engage their own environmental engineer to review the environmental assessments and the Borrower's compliance with the covenants contained herein.

    At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that the Agent or the Majority Banks shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred, relating to any Real Estate, or that any of the Real Estate is not in compliance with the Environmental Laws, the Agent may at its election (and will at the request of the Majority Banks) obtain such environmental assessments of such Real Estate prepared by an environmental engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Real Estate and (ii) whether the use and operation of such Real Estate comply with all Environmental Laws. Environmental assessments may include detailed visual inspections of such Real Estate including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of such Real Estate and the use and operation thereof with all applicable Environmental Laws. All such environmental assessments shall be at the sole cost and expense of the Borrower.

    Section 8.7. Distributions. The Borrower shall not, and shall not permit Walden to, make any Distributions which would cause it to violate any of the following covenants:

       (a) Borrower shall not pay any Distribution to the partners of Borrower if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, would exceed ninety percent (90%) of its Funds from Operations for the four consecutive fiscal quarters ending prior to the quarter in which such Distribution is paid;

       (b) Walden shall not pay any Distribution to the shareholders of Walden if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, would exceed ninety percent (90%) of its Funds from Operations for the four consecutive fiscal quarters ending prior to the quarter in which such Distribution is paid;

       (c) In the event that an Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions other than Distributions to Walden in an amount equal to the minimum Distributions required under the Code to maintain the REIT Status of Walden, as evidenced by a certification of the principal financial or accounting officer of Walden containing calculations in reasonable detail satisfactory in form and substance to Agent;
and

       (d) In the event that an Event of Default shall have occurred and be continuing, Walden shall make no Distributions other than the minimum Distributions required under the Code to maintain the REIT Status of Walden, as evidenced by a certification of the principal financial or accounting officer of Walden containing calculations in reasonable detail satisfactory in form and substance to Agent;

       (e) Notwithstanding the foregoing, at any time when an Event of Default shall have occurred and the maturity of the Obligations has been accelerated, at the option of the Majority Banks, neither the Borrower nor Walden shall make any Distributions whatsoever, directly or indirectly.

    Section 8.8. Asset Sales. Neither Walden, the Borrower nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate or any of the Unencumbered Operating Properties in excess of $25,000,000.00 (except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable) unless there shall have been delivered to the Banks a statement that no Default or Event of Default exists or will exist and a certification that the Borrower will be in compliance with its covenants referred to therein after giving effect to such sale, transfer or other disposition.

    Section 8.9. Development Activity. Neither Walden, the Borrower nor any Subsidiary thereof shall engage, directly or indirectly, in the development of properties to be used principally for multifamily housing or otherwise, without the prior written consent of the Majority Banks, which approval shall not be unreasonably withheld. For purposes of this Section 8.9, the term "development" shall include the new construction of an apartment complex or the substantial renovation of improvements to real property, but shall not include the addition of amenities or other related facilities to existing Real Estate which is already used principally for multifamily housing. The Borrower acknowledges that the decision of the Majority Banks to grant or withhold such consent shall be based on such factors as the Majority Banks deem relevant in their sole discretion, including without limitation, evidence of sufficient funds both from borrowings and equity to complete such development and evidence that Walden, the Borrower or their respective Subsidiary has the resources and expertise necessary to complete such project. Nothing herein shall prohibit Walden, the Borrower or any Subsidiary thereof from entering into an agreement to acquire Real Estate which has been developed and initially leased by another Person.

    Section 8.10. Restriction on Prepayment of Indebtedness. The Borrower shall not prepay the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, however, that this
Section 8.11 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of Section 8.1.

    Section 8.11. Bankruptcy Remote Subsidiaries. Without the consent of the Majority Banks, neither Walden, the Borrower nor any of their respective Subsidiaries shall create any new single purpose, special purpose or other so-called bankruptcy remote subsidiaries (such as a REMIC), as determined by the Agent in its reasonable discretion; provided, however, that without the consent of the Majority Banks, Walden, the Borrower and their Subsidiaries may create such a Subsidiary for the purpose of acquiring a property or properties having an Asset Value of not more than $15,000,000.00 financed with tax-exempt bonds.

    Section 9.  FINANCIAL COVENANTS OF THE BORROWER AND WALDEN.

    Section 9.1. Borrowing Base Covenant of the Borrower. The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans, the Borrower will not, at the end of any fiscal quarter, permit the outstanding principal balance of the Loans as of the date of determination to be greater than the Borrowing Base as determined as of the same date.

    Section A. Covenants of Walden. The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligations to make any Loans, the Borrower will cause
Walden to comply with the following:

       (a) Liabilities to Assets Ratio. Walden will not, at the end of any fiscal quarter, permit the ratio of Consolidated Total
Liabilities to Consolidated Total Assets of Walden to exceed 0.55 to 1.

       (b) Consolidated Operating Cash Flow Coverage. Walden will not, at the end of any fiscal quarter, permit the sum equal to
(i) the Consolidated Operating Cash Flow of Walden and its Subsidiaries for any period of four consecutive fiscal quarters (treated as a single accounting period) (the "Test Period") and
(ii) the Capital Improvement Reserve for the Test Period to be less than two (2) times the Debt Service of Walden and its Subsidiaries for the Test Period. In the event that Walden and its Subsidiaries shall not have any of the foregoing components for four (4) consecutive fiscal quarters, then such components shall be annualized in such manner as the Majority Banks shall reasonably determine.

       (c) Fixed Charge Coverage. Walden will not, at the end of any fiscal quarter, permit the ratio of the Consolidated Operating Cash Flow of Walden and its Subsidiaries for the Test Period to be less than 1.60 times the sum of (i) the Debt Service of Walden and its Subsidiaries plus (ii) the Capital Improvement Reserve plus
(iii) Preferred Distributions for the Test Period. In the event that Walden and its Subsidiaries shall not have any of the foregoing components for four (4) consecutive fiscal quarters, then such components shall be annualized in such manner as the Majority Banks shall reasonably determine.

       (d) Shareholder's Equity. Walden will not, at the end of any fiscal quarter, permit the Shareholder's Equity to be less than the sum of (a) $250,000,000.00 plus (b) ninety percent (90%) of the net proceeds from any Equity Offering of Walden made after the Closing Date.


    Section 10.  CLOSING CONDITIONS.

    The obligations of the Agent and the Banks to make the initial Loans shall be subject to the satisfaction of the following conditions precedent on or prior to December 4, 1996:

    Section 10.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Majority Banks. The Agent shall have received a fully executed copy of each such document, except that each Bank shall have received a fully executed counterpart of its Note.

    Section 10.2. Certified Copies of Organizational Documents. The Agent shall have received from the Borrower a copy, certified as of a recent date by the appropriate officer of each State in which the Borrower, the General Partners and the Guarantors, as applicable, is organized or (as to the Borrower, WROP and the General Partners only) in which the Unencumbered Operating Properties are located and a duly authorized officer or partner of such Person, as applicable, to be true and complete, of the partnership agreement or corporate charter of the Borrower, the General Partners and the Guarantors, as applicable, or its qualification to do business, as applicable, as in effect on such date of certification.

    Section 10.3. Bylaws; Resolutions. All action on the part of the Borrower, the General Partners and the Guarantors, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the General Partners and the Guarantors true copies of their respective bylaws and the resolutions adopted by their respective boards of directors authorizing the transactions described herein, each certified by its secretary as of a recent date to be true and complete.

    Section 10.4. Incumbency Certificate; Authorized Signers. The Agent shall have received from the General Partners and the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized partner or officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized partner of the Borrower and giving the name of and specimen signature of each individual who shall be authorized to make Loan and Conversion Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

    Section 10.5. Opinion of Counsel. The Agent shall have received a favorable opinion addressed to the Banks and the Agent and dated as of the Closing Date, in form and substance satisfactory to the Agent, from counsel of the Borrower, the General Partners and the Guarantors, as to such matters as the Agent shall reasonably request.

    Section 10.6. Payment of Fees. The Borrower shall have paid to the Agent the fees required to be paid as of the Closing Date pursuant to Section 4.2(a).

    Section 10.7. Performance; No Default. The Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

    Section 10.8. Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the General Partners, the Guarantors or any Subsidiaries thereof in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

    Section 10.9. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent's Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent and the Agent's Special Counsel may reasonably require.

    Section 10.10. Compliance Certificate. A Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter end for which the Borrower and Walden have provided financial statements under Section 6.4 adjusted in the best good faith estimate of the Borrower and Walden dated as of the date of the Closing Date shall have been delivered to the Agent.

    Section 10.11. Partner Consents. The Agent shall have received evidence satisfactory to the Agent that all necessary partner consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan
Documents have been obtained.

    Section 10.12. Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent's Special Counsel may reasonably have requested.

    Section 11. CONDITIONS TO ALL BORROWINGS.

    The obligations of the Banks to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

    Section 11.1. Prior Conditions Satisfied. All conditions set forth in Section 10 shall continue to be satisfied as of the date upon which any Loan is to be made.

    Section 11.2. Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the General Partners or the Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

    Section 11.3. No Legal Impediment. There shall be no law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.

    Section 11.4. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

    Section 11.5. Proceedings and Documents. All proceedings in connection with the Loan shall be satisfactory in substance and in form to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

    Section 11.6. Borrowing Documents. In the case of any request for a Loan, the Agent shall have received a copy of the request for a Loan required by Section 2.6 in the form of Exhibit C hereto, fully completed.

    Section 12.  EVENTS OF DEFAULT; ACCELERATION; ETC.

    Section 12.1. Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

       (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

       (b) the Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

       (c) the Borrower shall fail to comply with any covenant contained in Section 7.14 or Section 7.15;

       (d) the Borrower shall fail to comply with any covenant contained in Section 9, and such failure shall continue for 30 days after written notice thereof shall have been given to the Borrower by the Agent;

       (e) any of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified above in this Section 12);

       (f) any representation or warranty made by or on behalf of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

       (g) any of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

       (h) any of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

       (i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within 60 days following the filing or commencement thereof;

       (j) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person, in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

       (k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than 60 days, whether or not consecutive, any uninsured final judgment against any of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, against such Persons exceeds in the aggregate $1,000,000.00;

       (l) if any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Borrower, the General Partners, the Guarantors or any of their respective holders of Voting Interests, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

       (m) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Borrower, the General Partners, the Guarantors or any sale, transfer or other disposition of the assets of any of the Borrower, the General Partners, the Guarantors other than as permitted under the terms of this Agreement or the other Loan Documents;

       (n) any suit or proceeding shall be filed against any of the Borrower, the General Partners or the Guarantors or any of their respective assets which in the good faith business judgment of the Majority Banks after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them, if adversely determined, would have a materially adverse affect on the ability of the Borrower or a Guarantor to perform each and every one of its obligations under and by virtue of the Loan Documents;

       (o) any of the Borrower, the General Partners or the Guarantors shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person;

       (p) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, the General Partners, the Guarantors or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

       (q) any of the Guarantors denies that such Guarantor has any liability or obligation under the Guaranty, or shall notify the Agent or any of the Banks of such Guarantor's intention to attempt to cancel or terminate the Guaranty, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty;

       (r) Don R. Daseke, Marshall B. Edwards, Mark S. Dillinger and Steve T. Lamberti shall in the aggregate own directly or indirectly less than five percent (5.0%) of the issued and outstanding shares of the capital stock of Walden;

       (s) Don R. Daseke shall cease to be the Chairman and Chief Executive Officer of, or Marshall B. Edwards shall cease to be the President and Chief Acquisitions Officer of, or Mark S. Dillinger shall cease to be the Chief Financial Officer of, or Steve T. Lamberti shall cease to be the Chief Operating Officer of, Walden, and a competent and experienced successor for such Person shall not be approved by the Majority Banks within six (6) months of such event, such approval not to be unreasonably withheld; or

       (t) any Event of Default as defined in any of the other Loan Documents, shall occur;

then, and in any such event, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 12.1(h), Section 12.1(i) or Section 12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Banks or the Agent. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Banks pursuant to this Agreement and the other Loan Documents.

    Section 12.1A.  Limitation of Cure Periods.

       (a) Notwithstanding anything contained in Section 12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in Section 12.1(a) or Section 12.1(b) in the event that the Borrower cures such default within five (5) days following receipt of written notice of such default, provided, however, that Borrower shall not be entitled to receive more than two (2) notices in the aggregate pursuant to this clause
(i) in any period of 365 days ending on the date of any such occurrence of default, and provided further that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in Section 12.1(e) in the event that the Borrower cures such default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to any default consisting of a failure to comply with Section 7.4(e), or to any default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

       (b) Notwithstanding the provisions of subsections (d) and (e) of Section 12.1, the cure periods provided therein shall not be allowed and the occurrence of a Default thereunder immediately shall constitute an Event of Default for all purposes of this Agreement and the other Loan Documents if, within the period of twelve months immediately preceding the occurrence of such Default, there shall have occurred two periods of cure or portions thereof under any one or more than one of said subsections.

    Section 12.2. Termination of Commitments. If any one or more Events of Default specified in Section 12.1(h), Section 12.1(i) or
Section 12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Bank any unused portion of the credit hereunder shall terminate and the Banks shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred, the Agent, upon the election of the Majority Banks, may by notice to the Borrower terminate the obligation to make Loans to the Borrower. No termination under this Section 12.2 shall relieve the Borrower of its obligations to the Banks arising under this Agreement or the other Loan Documents.

    Section 12.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Section 12.1, the Agent on behalf of the Banks, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney's fees not to exceed fifteen percent (15%) of such portion of the Obligations.

    Section 12.4. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or any other Person liable with respect to the Obligations, such monies shall be distributed for application as follows:

       (a) First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

       (b) Second, to all other Obligations in such order or preference as the Majority Banks shall determine; provided, however, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall be made pari passu among Obligations with respect to the Agent's fee payable pursuant to Section 4.3 and all other Obligations, (iii) in the event that any Bank shall have wrongfully failed or refused to make an advance under Section 2.7 and such failure or refusal shall be continuing, advances made by other Banks during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iv) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding Swing Loans), shall be made among the Banks pro rata; and provided, further that the Majority Banks may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

       (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

    Section 13.  SETOFF.

    Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Banks to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Bank may be applied to or set off against the payment of Obligations of such Person and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Bank. Each of the Banks agrees with each other Bank that if such Bank shall receive from any of the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

    Section 14. THE AGENT.

    Section 14.1. Authorization. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank or to create an agency or fiduciary relationship. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Banks pursuant to this Agreement and the other Loan Documents.

    Section 14.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

    Section 14.3. No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any of the Banks for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

    Section 14.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Borrower, its partners, the Guarantors or any of their respective Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.

    Section 14.5.  Payments.

       (a) A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees to distribute to each Bank not later than one Business Day after the Agent's receipt of good funds, determined in accordance with the Agent's customary practices, such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

       (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

       (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of Section 13 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower and the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks or as a result of other payments by the Delinquent Banks to the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

    Section 14.6. Holders of Notes. Subject to the terms of Article 18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

    Section 14.7. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by
Section 15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

    Section 14.8. Agent as Bank. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

    Section 14.9. Resignation. The Agent may resign at any time by giving 60 days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint as a successor Agent any Bank or any other bank whose senior debt obligations are rated not less than "A" or its equivalent by Moody's Investors Service, Inc. or not less than "A" or its equivalent by Standard & Poor's corporation and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank or a bank whose debt obligations are rated not less than "A" or its equivalent by Moody's Investors Service, Inc. or not less than "A" or its equivalent by Standard & Poor's Corporation and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

    Section 14.10. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to exercise all or any legal and equitable and other rights or remedies as it may have. The Majority Banks may direct the Agent in writing as to the method and the extent of any such exercise, the Banks hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

    Section 15.  EXPENSES.

    The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's gross or net income), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Banks after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) all reasonable internal charges of the Agent (determined in good faith and in accordance with the Agent's internal policies applicable generally to its customers) for commercial finance exams and engineering and environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein (excluding, however, the preparation of agreements evidencing participations granted under Section 18.4), each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, and the making of each advance hereunder, (e) all reasonable out-of-pocket expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower, its general partners or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent's or any of the Bank's relationship with the Borrower, its general partners or the Guarantors, (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings, title rundowns or title searches, and (g) all costs and expenses (including reasonable attorney's fees) of Agent in releasing any liens or security interests securing the obligations of Borrower and WROP under that certain Master Revolving Credit Agreement dated as of February 8, 1996 among Borrower, WROP, Agent, FNBB and the other banks a party thereto. The covenants of this
Section 15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

    Section 16.  INDEMNIFICATION.

    The Borrower agrees to indemnify and hold harmless the Agent and the Banks and each director, officer, employee, agent and Person who controls the Agent or any Bank from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Person indemnified under this
Section 16 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries, (b) any condition of the Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Real Estate, or (g) with respect to the Borrower, the General Partners, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this Section 16 to indemnify any Person for liabilities arising from such Person's own gross negligence or willful misconduct. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this
Section 16 shall survive the repayment of the Loans and the termination of the obligations of the Banks hereunder.

    Section 17.  SURVIVAL OF COVENANTS, ETC.

    All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans. The indemnification obligations of the Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Banks hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower, the General Partners, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

    Section 18.  ASSIGNMENT AND PARTICIPATION.

    Section 18.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Bank, to a bank which is under common control with the assigning Bank or to a wholly-owned Subsidiary of such Bank provided that such assignee shall remain a wholly-owned Subsidiary of such Bank), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), a notice of such assignment, together with any Notes subject to such assignment, (d) in no event shall any voting, consent or approval rights of a Bank be assigned to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower, the General Partners or the Guarantors, which rights shall instead be allocated pro rata among the other remaining Banks, (e) such assignee shall have a net worth as of the date of such assignment of not less than $500,000,000, and (f) such assignee shall acquire an interest in the Loans of not less than $10,000,000. Upon such execution, delivery, acceptance and recording, of such notice of assignment,
(i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Banks and, to the extent provided in such assignment, have the rights and obligations of a Bank hereunder, (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 18.2, be released from its obligations under this Agreement, and (iii) the Agent may unilaterally amend
Schedule 1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Bank as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower, the General Partners and the Guarantors.

    Section 18.2. Register. The Agent shall maintain a copy of each assignment delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $2,000.

    Section 18.3. New Notes. Upon its receipt of an assignment executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder, and shall cause the Guarantors to deliver to the Agent an acknowledgment in form and substance satisfactory to the Agent to the effect that the Guaranty extends to and is applicable to each new Note. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

    Section 18.4. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other
Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (b) such sale and participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents (including, without limitation, the right to approve waivers, amendments or modifications), (c) such participant shall have no direct rights against the Borrower or the Guarantors except the rights granted to the Banks pursuant to
Section 13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower, the General Partners or the Guarantors. Any Bank which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

    Section 18.5. Pledge by Bank. Any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

    Section 18.6. No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

    Section 18.7. Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.

    Section 19.  NOTICES.

    Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this Section 19 referred to as "Notice"), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

    If to the Agent or any Bank, at the address set forth on the signature page for the Agent or such Bank; and

    If to the Borrower:

         WDN Properties, Ltd.
         One Lincoln Center
         5400 LBJ Freeway
         Suite 400, LB45
         Dallas, Texas 75240
         Attn: Mark S. Dillinger
         Facsimile: 214/788-1550

    With a copy to:

         Robin K. Minick, Esq.
         Munsch Hardt Kopf Harr & Dinan
         1445 Ross Avenue
         4000 Fountain Place
         Dallas, Texas 75202

and to each other Bank which may hereafter become a party to this Agreement at such address as may be designated by such Bank. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Bank or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

    Section 20.  RELATIONSHIP.

    The relationship between each Bank and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

    Section 21.  GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.


    THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section
19. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

    Section 22.  HEADINGS.

    The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

    Section 23.  COUNTERPARTS.

    This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

    Section 24.  ENTIRE AGREEMENT, ETC.

    The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.
Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 27.

    Section 25.  WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

    EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND
(B) ACKNOWLEDGES THAT THE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 25. BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS Section 25 WITH ITS LEGAL COUNSEL AND THAT BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

    Section 26.  DEALINGS WITH THE BORROWER.

    The Banks and their affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors, their respective Subsidiaries, or any of their affiliates regardless of the capacity of the Bank hereunder.

    Section 27.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

    Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks. Notwithstanding the foregoing, none of the following may occur without the written consent of each Bank: a change in the rate of interest on and the term of the Notes; a change in the amount of the Commitments of the Banks; a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; a change in the amount of any fee payable to a Bank hereunder; the postponement of any date fixed for any payment of principal of or interest on the Loan; an extension of the Maturity Date (except as provided in Section 2.8); a change in the manner of distribution of any payments to the Banks or the Agent; the release of the Borrower or the Guarantors except as otherwise provided herein; an amendment of the definition of Majority Banks or of any requirement for consent by all of the Banks; any modification to require a Bank to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; an amendment to this
Section 27; an amendment of the definition of Majority Banks; or an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Banks or the Majority Banks to require a lesser number of Banks to approve such action. The amount of the Agent's fee payable for the Agent's account and the provisions of Section 14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

    Section 28.  SEVERABILITY.

    The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

    Section 29.  TIME OF THE ESSENCE.

    Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

    Section 30.  NO UNWRITTEN AGREEMENTS.

    THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,
CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

                             WDN PROPERTIES, LTD.,
                             a Texas limited partnership,
                             by its sole general partner

                             By: Walden Residential Properties,
Inc., a
                                    Maryland corporation


                                  By:__________________________
                                     Name:_____________________
                                     Title:____________________

                                       [CORPORATE SEAL]

                                  THE FIRST NATIONAL BANK OF
                                  BOSTON, individually and as
                                  Agent


                                  By:  _________________________
                                       Jeffrey L. Warwick,
                                       Director

The First National Bank of Boston
100 Federal Street
Boston, Massachusetts  02110
Attn:  Real Estate Division

With a copy to:

The First National Bank of Boston
115 Perimeter Center Place, N.E.
Suite 500
Atlanta, Georgia  30346
Attn:  Jeffrey L. Warwick
Facsimile:  770/390-8434

                                  BANK OF MONTREAL,
                                  CHICAGO BRANCH

                                  By:  _________________________
                                  Title:  ______________________

Bank of Montreal, Chicago Branch
Real Estate Division
115 South LaSalle Street
Chicago, Illinois 60603
Attn: Mary Lou Koys
Facsimile: 312/750-4352

                                  DRESDNER BANK AG NEW YORK AND
                                  GRAND CAYMAN BRANCHES


                                  By:  _________________________
                                  Title:  ______________________

                                  Attest: ______________________
                                  Title:  ______________________

Dresdner Bank AG New York and
   Grand Cayman Branches
75 Wall Street
New York, New York 10005-2889
Attn: Johannes Boeckmann
Facsimile: 212/429-2129
                                  SIGNET BANK


                                  By:  _________________________
                                  Title:  ______________________

Signet Bank
7799 Leesburg Pike
Falls Church, Virginia 22043
Attn: John Schissel
Facsimile: 703/506-0284